Consent of Ernst & Young LLP, Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement No. 33-61413 (Form S-2), as amended on September 14, 1995, and related Prospectus of Hondo Oil & Gas Company for the registration of up to 65,000 shares of its common stock and to the incorporation by reference therein of our report dated November 9, 1994, with respect to the consolidated financial statements and schedules of Hondo Oil & Gas Company included in its Annual Report (Form 10-K) for the year ended September 30, 1994, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP

        Denver, Colorado
        September 14, 1995